Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.30

•	Advisory revenues of $73.0 million, up 14% compared to prior year’s second quarter; year to date advisory revenues up 20% compared to prior year’s first half and year to date total revenues up 27% compared to prior year’s first half

•	Compensation ratio for the quarter and year to date at 54% of total revenues, consistent with the full year rate for 2014

•	Pre-tax profit margin of 22% for the quarter and 21% year to date, impacted by transaction and other costs related to the acquisition of Cogent

•	Repaid $11.3 million, or 50%, of the term loan facility due in April 2016, which was put in place to fund the acquisition of Cogent

•	Personnel moves announced to broaden senior management team for global growth

•	Recruited additional Managing Director focused on Energy sector for our Houston office

NEW YORK, NEW YORK, July 23, 2015 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $73.4 million, net income allocated to common stockholders of $9.4 million and diluted earnings per share of $0.30 for the quarter ended June 30, 2015.

The Firm’s second quarter 2015 total revenues compare to total revenues of $63.0 million for the second quarter of 2014, which represents an increase of $10.4 million, or 16%. Advisory revenues for the quarter were $73.0 million compared to $64.0 million for the second quarter of 2014. In the second quarter of 2015, we recognized investment revenues of $0.4 million compared to an investment loss of $1.0 million in the second quarter of 2014.

For the six months ended June 30, 2015, total revenues were $135.3 million compared to $106.6 million for the comparable period in 2014, an increase of $28.7 million, or 27%. Advisory revenues for the six months ended June 30, 2015 were $134.9 million compared to $112.4 million over the same year to date period in 2014. For the six months ended June 30, 2015, we recognized investment revenues of $0.4 million compared to an investment loss of $5.9 million for the same period in 2014.

The Firm’s second quarter of 2015 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $8.1 million and diluted earnings per share of $0.27 for the second quarter of 2014, which represents increases of $1.3 million and $0.03 per share, respectively. On a year to date basis, net income allocated to common stockholders was $17.0 million through June 30, 2015, compared to $8.3 million for the comparable period in 2014, which represents an increase of $8.7 million. Diluted earnings per share for the six months ended June 30, 2015 were $0.55 compared to $0.27 for the same period in 2014.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“In our second quarter we continued to show increased advisory revenue compared to last year. More important to the long term growth and development of our business, we also continued to show an increase in announced corporate transactions with which we were involved, with 32 listed on our website versus 25 last year at June 30, representing an increase of 28%. Our transaction volume (the sum of all announced deal sizes) was also up, indicating our involvement in larger M&A transactions than last year. Our current pipeline of work in progress would suggest that this trend toward increased M&A announcement activity, involving generally larger transactions, should continue. Our capital advisory business, including the newly acquired Cogent Partners business focused on secondary market transactions, also had a strong performance in the quarter, and there continues to be a robust level of activity in both primary fund raising and secondary market transactions. Finally, retainer fees across the Firm were also up, indicating an increased level of early stage client activity,” Robert F. Greenhill, Chairman, said.

“We are pleased with our year to date results in light of a variety of factors which, taken together, suggest much opportunity for improvement going forward. Most important, transaction data strongly suggests that we remain in the early innings of the long anticipated recovery in global transaction activity. For example, while a huge increase in deals of $10 billion or more in size has helped prompt companies of all sizes and types to focus again on strategic acquisition possibilities, the data shows almost no increase yet in the number of deals in the $500 million to $5 billion range, which is our historic sweet spot and where the bulk of significant transaction advisory fees are generated. Furthermore, the increase in deal activity so far has been heavily weighted toward the U.S., with the number of significant transactions in Europe, where we have substantial resources deployed, looking soft relative even to many of the years during and after the financial crisis. The one exception within Europe is the UK market, where there is more activity, and we continue to benefit from our longstanding strong position in that market. In addition, the fact that the M&A market is currently characterized by very large transactions, which tend to attract greater regulatory review, can create longer and less certain timetables between signing and closing deals, potentially resulting in longer delays in realizing deal completion revenue. Lastly with respect to the environment, while we have roles in some of the largest current bankruptcy and related situations, overall restructuring advisory activity remains light given credit markets that continue to be highly accommodating given the lack of Federal Reserve tightening. In addition to those environmental factors affecting revenue, our non compensation costs have been somewhat elevated first by transaction costs relating to our Cogent acquisition, then by redundant operating costs from that acquisition that we are in the process of eliminating. And, our tax rate has been negatively impacted by the heavy concentration of transactions, revenue and profitability in the higher rate U.S. market. Over time, it seems logical to expect these environmental and other factors to move in a direction materially more favorable to us. In the meantime, we will continue to focus on building our client base and enhancing our competitive position in each region, industry sector and type of advice as our increased pace of deal announcements proves we are doing,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis in 2015, the number of completed transactions globally was flat versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased by 35%. The number of announced transactions globally increased by 6% in year to date 2015 versus the same period in the prior year, while the volume of announced transactions rose by 34%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of July 22, 2015.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and six month periods ended June 30, 2015 and 2014, respectively:

	For the Three Months Ended
	June 30, 2015		June 30, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$73.0	99%	$64.0	102%
Investment revenues (losses)	0.4	1%	(1.0)	(2)%

Total revenues	$73.4	100%	$63.0	100%

	For the Six Months Ended
	June 30, 2015		June 30, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$134.9	100%	$112.4	105%
Investment revenues (losses)	0.4	—%	(5.9)	(5)%

Total revenues	$135.3	100%	$106.5	100%

Advisory Revenues

Advisory revenues were $73.0 million in the second quarter of 2015 compared to $64.0 million in the second quarter of 2014, an increase of $9.0 million, or 14%. The increase in advisory revenues in the second quarter of 2015 as compared to the same period in 2014 primarily resulted from an increase in the number of completion fees and additional revenue resulting from our acquisition of Cogent Partners, LP, which now operates under the brand Greenhill Cogent.

For the six months ended June 30, 2015, advisory revenues were $134.9 million compared to $112.4 million in 2014, an increase of $22.5 million, or 20%. This increase in our advisory revenues principally resulted from a greater number of completed assignments, an increase in announcement and opinion fees and higher retainer fee revenue related to strategic advisory assignments.

Completed assignments in the second quarter of 2015 included:

•	the sale of Azelis Group to funds advised by Apax Partners;

•	the representation of Deutsche Mittelstand Beteiligungen on the sale of WEGU Holding GmbH to Zhongding Holding Europe GmbH;

•	the spin-off by Gannett Co., Inc. of its Publishing business and resulting creation of two separate media companies;

•	the sale by Kerry Group plc of its Australia subsidiary Kerry Pinnacle to Pacific Equity Partners;

•	the sale of Lion’s Everyday Cheese business to Warrnambool Cheese & Butter;

•	the spin-off by Masco Corporation of its Installation Services business;

•	the acquisition by Recruit Holdings Co., Ltd. of Chandler Macleod Group Limited;

•	the sale by Scholastic Corporation of its Educational Technology and Services business to Houghton Mifflin Harcourt Company; and

•	the acquisition by Slater and Gordon Limited of Quindell plc’s Professional Services Division.

During the second quarter of 2015, our capital advisory group advised real estate and private equity fund general partners on one final closing and three interim closings of primary capital commitments from institutional investors to such funds. In addition, our secondary capital advisory group (Greenhill Cogent) advised institutional investors on 29 closings of sales of limited partnership interests in secondary market transactions.

In the second quarter, the Firm announced the recruitment of James C.V. Rogers (formerly at TD Securities) as a Managing Director focused on the energy sector in our Houston office.

Investment Revenues

For the second quarter of 2015, we recorded investment revenues of $0.4 million compared to an investment loss of $1.0 million in the second quarter of 2014. The investment revenues in the second quarter of 2015 principally related to interest income. In the second quarter of 2014, the investment loss principally related to a write down of an investment in our previously sponsored merchant banking fund, GCP II.

For the six months ended June 30, 2015, we recorded investment revenues of $0.4 million as compared to an investment loss of $5.9 million for the six months ended June 30, 2014. The investment revenues for the six months ended June 30, 2015 was related to interest income and a small increase in the value of our merchant banking investments. The investment loss in the six months ended June 30, 2014 resulted from a write down of $6.5 million related to a GCP II fund investment, which was partially offset by interest income.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, unaudited)
Net realized and unrealized gains (losses) on investments in merchant banking funds	$0.1	$(1.3)	$(0.1)	$(6.5)
Deferred gain on sale of certain merchant banking assets	—	—	—	0.1
Interest income	0.3	0.3	0.5	0.5

Total investment revenues (losses)	$0.4	$(1.0)	$0.4	$(5.9)

At June 30, 2015, our remaining investments consisted of a diverse group of small investments held in previously sponsored and other merchant banking funds, which in aggregate had an estimated fair value of $3.3 million. The remaining merchant banking fund investments are expected to be liquidated in many small steps over the next few years as the relevant fund managers seek to realize value from each underlying investment.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2015 were $57.6 million, which compared to $50.5 million of total operating expenses for the second quarter of 2014. This represents an increase in total operating expenses of $7.1 million, or 14%, and resulted from increases in our compensation and benefits expenses and non-compensation expenses as described in more detail below. The pre-tax profit margin for the three months ended June 30, 2015 was 22% as compared to 20% for the same period in 2014.

For the six months ended June 30, 2015, total operating expenses were $107.3 million, compared to $93.7 million of total operating expenses for the same period in 2014. The increase of $13.6 million, or 14%, resulted from increases in both our compensation and benefits expenses and non-compensation expenses as described in more detail below. The pre-tax profit margin for the six months ended June 30, 2015 was 21% as compared to 12% for the same period in 2014.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, unaudited)
Employee compensation and benefits expenses	$39.6	$35.1	$73.0	$64.0
% of revenues	54%	56%	54%	60%
Non-compensation expenses	18.0	15.4	34.3	29.7
% of revenues	24%	24%	25%	28%
Total operating expenses	57.6	50.5	107.3	93.7
% of revenues	78%	80%	79%	88%
Total income before tax	15.8	12.5	27.9	12.9
Pre-tax profit margin	22%	20%	21%	12%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2015 were $39.6 million, which reflected a 54% ratio of compensation to revenues. This amount compared to $35.1 million for the second quarter of 2014, which reflected a 56% ratio of compensation to revenues. The increase of $4.5 million, or 13%, was attributable to the increase in revenues during the period, partially offset by the lower compensation ratio.

For the six months ended June 30, 2015, our employee compensation and benefits expenses were $73.0 million compared to $64.0 million for the same period in the prior year. The increase of $9.0 million, or 14%, was principally attributable to significantly higher revenues in the first six months of 2015 as compared to the same period in the prior year, which resulted in an increase in accrued bonuses as compared to the same period in the prior year. The ratio of compensation to revenues was 54% for the first six months of 2015 compared to 60% for the same period in 2014.

The decrease in the ratio of compensation to revenues for both the three and six months ended June 30, 2015 as compared to the same periods in 2014 resulted from the effect of spreading our higher compensation costs over significantly higher revenues.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $18.0 million in the second quarter of 2015 compared to $15.4 million in the second quarter of 2014, reflecting an increase of $2.6 million, or 17%. The increase in non-compensation expenses principally resulted from operating costs related to the acquisition of Cogent, which occurred on April 1, 2015, and an increase in interest expense due to borrowings to finance the purchase of Cogent. Interest expense for the quarter, included within non-compensation expenses, was $0.8 million.

For the six months ended June 30, 2015, our non-compensation expenses were $34.3 million compared to $29.7 million for the same period in 2014, representing an increase of $4.6 million, or 15%. The increase in non-compensation expenses principally resulted from operating, borrowing and transaction costs related to the acquisition and operation of Greenhill Cogent. We expect that certain costs related to the Cogent acquisition will decline over future periods as we sublease rental space, amortize intangible assets and repay our borrowings. Interest expense for the first half of 2015, included within non-compensation expenses, was $1.1 million.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2015 and 2014 remained constant at 24%. Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2015 were 25% compared to 28% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues in the first six months of 2015 as compared to the same period in 2014 resulted from the effect of spreading higher non-compensation costs over much higher revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the second quarter of 2015, the provision for income taxes was $6.4 million, which reflected an effective tax rate of 40%. This compared to a provision for income taxes in the second quarter of 2014 of $4.5 million, which reflected an effective tax rate of 36%. The increase in the provision for income taxes in the second quarter of 2015 as compared to the same period in the prior year was attributable to higher pre-tax income and a higher effective tax rate due to the generation of a greater proportion of U.S. source earnings, which are generally taxed at a higher rate than foreign source earnings.

For the six months ended June 30, 2015, the provision for taxes was $10.9 million, which reflected an effective tax rate of 39%. This compares to a provision for taxes for the six months ended June 30, 2014 of $4.6 million, which reflected an effective tax rate of 36%. The increase in the provision for income taxes in the six months ended June 30, 2015 as compared to the same period in 2014 resulted from higher pre-tax income and a higher effective rate due to the generation of a greater proportion of U.S. source earnings as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2015, we had cash of $47.3 million, investments of $3.3 million and short-term revolving debt of $38.8 million. During the second quarter, to fund the purchase of Cogent we borrowed $45.0 million of term debt, of which $22.5 million is payable in full by April 30, 2016 and the remaining $22.5 million is payable in four equal semi-annual installments beginning October 31, 2016. During the second quarter, we repaid $11.3 million, or 50%, related to the term debt facility due April 2016.

During the second quarter of 2015, the Firm repurchased 5,741 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $42.30 per share, for a total cost of $0.2 million. For the six months ended June 30, 2015, the Firm has repurchased 312,748 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $34.55 per share, for a total cost of $10.8 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 16, 2015 to common stockholders of record on September 2, 2015.

Personnel Moves

The Firm announced today a series of personnel moves designed to facilitate the continued long term growth and development of the Firm globally. Kevin Costantino and David Wyles are each appointed today to the role of President of the Firm globally. Mr. Costantino, who most recently served as Co-Head of the Firm’s Australian business, joined the Firm 10 years ago in its New York office, to which he has recently relocated after a second stay in the Firm’s Sydney office. He also spent time in the Firm’s Chicago office following its 2009 opening, and was involved in the Firm’s expansion to Brazil two years ago. Before joining the Firm, he was a mergers and acquisitions lawyer with Wachtell, Lipton, Rosen & Katz in New York. Mr. Wyles, who most recently served as Co-Head of the Firm’s European business, joined the Firm 17 years ago as part of the original team from Baring Brothers that founded the Firm’s London office, and was involved in the opening of our Frankfurt office two years later. He is one of the leading M&A advisors in the UK market, and has also led numerous major transaction assignments elsewhere in Continental Europe and globally, including most of the Firm’s assignments involving China. Both individuals have experience across multiple industry sectors, generally working alongside our numerous sector specialists, and have considerable cross-border transaction expertise, which has been enhanced by their work in multiple regional markets.

With Mr. Costantino’s return to the U.S., Roger Feletto and Michelle Jablko will continue in their current roles as Co-Heads of the Firm’s business in Australia, where the senior team was recently expanded with the previously announced recruitment of Jon Gidney, who joined the Firm as a Vice Chairman from JPMorgan Chase & Co., where he held the same role after earlier heading its Mergers & Acquisitions business in Australia. With Mr. Wyles’ move to the President role, Anthony Parsons, who joined the Firm in 2012 having previously headed M&A for the UK market at Deutsche Bank, will join Luca Ferrari as Co-Head of the Firm’s European business. Consistent with their past experience, Mr. Parsons will focus primarily on the UK market, while Mr. Ferrari will focus primarily on the Continental European market.

“As the Firm continues to grow, evidenced by having added 17 new Managing Directors through recruitment, acquisition and promotion so far during 2015, it has become appropriate to add to the depth of our senior management team. It will be valuable to our business, as we continue to build our brand by developing more client relationships, recruiting new talent and developing talent organically in our 15 offices around the world, to broaden our senior team to include those with extensive experience in our offices outside the U.S. Alongside that responsibility, just has been their case in their most recent roles, Kevin and David’s primary job, like that of myself, Bob Greenhill and the rest of our partners, will continue to be building client relationships with leading companies around the world and advising them on strategic transactions and related matters. Given our Firm’s emphasis on cross-border transaction advisory work, their experience across multiple geographic regions will be particularly helpful,” Scott L. Bok, Chief Executive Officer, commented.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, July 23, 2015, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s second quarter 2015 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 6433499. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10069053.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Singapore, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2014 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Advisory revenues	$72,962	$63,987	$134,854	$112,442
Investment revenues	380	(964)	371	(5,850)

Total revenues	73,342	63,023	135,225	106,592
Expenses
Employee compensation and benefits	39,604	35,135	73,021	63,978
Occupancy and equipment rental	5,482	4,818	10,342	9,132
Depreciation and amortization	921	830	1,642	1,643
Information services	2,192	2,170	4,382	4,199
Professional fees	1,767	1,447	4,159	2,625
Travel related expenses	3,405	3,293	5,659	6,309
Interest expense	789	311	1,067	576
Other operating expenses	3,412	2,495	7,013	5,242

Total expenses	57,572	50,499	107,285	93,704
Income before taxes	15,770	12,524	27,940	12,888
Provision for taxes	6,351	4,470	10,918	4,596

Net income allocated to common stockholders	$9,419	$8,054	$17,022	$8,292

Average shares outstanding:
Basic	30,934,832	29,954,291	30,707,895	30,218,513
Diluted	31,026,098	29,961,023	30,786,714	30,254,549
Earnings per share:
Basic	$0.30	$0.27	$0.55	$0.27
Diluted	$0.30	$0.27	$0.55	$0.27
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90